Exhibit 99.1

Tesla Q2 2017 Vehicle Production and Deliveries

Tesla delivered just over 22,000 vehicles in Q2, of which just over 12,000 were Model S and just over 10,000 were Model X. This represents a 53% increase over Q2 2016. Total vehicle deliveries in the first half of 2017 were approximately 47,100.

The major factor affecting Tesla’s Q2 deliveries was a severe production shortfall of 100 kWh battery packs, which are made using new technologies on new production lines. The technology challenge grows exponentially with energy density. Until early June, production averaged about 40% below demand. Once this was resolved, June orders and deliveries were strong, ranking as one of the best in Tesla history.

Provided global economic conditions do not worsen considerably, we are confident that combined deliveries of Model S and Model X in the second half of 2017 will likely exceed deliveries in the first half of 2017.

Q2 production totaled 25,708 vehicles, bringing first half 2017 production to 51,126.

We always want our customers to experience the newest versions of Model S and X while their cars are in service, so we added fully loaded, newly built cars to our service loaner fleet. We always want the service loaner Tesla to be *better* than the customer car being serviced. The customer should never suffer for something that is our fault.

We also finally added a sufficient number of Model X cars to our test drive and display fleet because our stores had been operating with far short of what was needed and, in some cases, none at all. There appears to be substantial untapped sales potential for Model X. It should also be noted that production quality and field reliability of the Model X, for which Tesla has been fairly criticized, have improved dramatically. It is now rare for a newly produced Model X to have initial quality problems.

The first certified production Model 3 that meets all regulatory requirements will be completed this week, with a handover of ~30 customer cars at our Fremont factory on July 28. More details to follow soon.

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Our delivery count should be viewed as slightly conservative, as we only count a car as delivered if it is transferred to the customer and all paperwork is correct. Final numbers could vary by up to 0.5%. Tesla vehicle deliveries represent only one measure of the company’s financial performance and should not be relied on as an indicator of quarterly financial results, which depend on a variety of factors, including the cost of sales, foreign exchange movements and mix of directly leased vehicles.

Forward-Looking Statements

Certain statements herein, including statements regarding  future deliveries of Model S, Model X and Model 3,  are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations.  Various important factors could cause actual results to differ materially, including the risks identified in our SEC filings. Tesla disclaims any obligation to update this information.